Exhibit 11

                  SWIFT TRANSPORTATION CO., INC. & SUBSIDIARIES

                Schedule of Computation of Net Earnings Per Share
                    (in thousands, except per share amounts)


                                               Three months ended       Nine months ended
                                                  September 30,           September 30,
                                               -------------------     -------------------
                                                 2001        2000        2001        2000
                                               -------     -------     -------     -------
Net earnings                                   $ 2,787     $19,403     $14,177     $57,410
                                               =======     =======     =======     =======
Weighted average shares:
     Common shares outstanding                  84,799      82,198      83,249      82,766

     Common equivalent shares issuable
     upon exercise of employee stock
     options                                     1,944       1,088       1,990         975
                                               -------     -------     -------     -------

Diluted weighted average shares                 86,743      83,286      85,239      83,741
                                               =======     =======     =======     =======

Basic earnings per share                       $   .03     $   .24     $   .17     $   .69
                                               =======     =======     =======     =======

Diluted earnings per share                     $   .03     $   .23     $   .17     $   .69
                                               =======     =======     =======     =======